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                                                                       EXHIBIT 5

                                 Law Offices of
                  Cline, Williams, Wright, Johnson & Oldfather
                                One Pacific Place
                           1125 South 103rd, Suite 720
                              Omaha, NE 68124-1090
January 19, 1996

Mr. Phil Wittig
Treasurer and Chief Financial Officer
Isco, Inc.
P.O. Box 5347
Lincoln, NE 68505

Re:  Registration Statement on Form S-8

Dear Mr. Wittig:

We have acted as legal counsel for Isco, Inc., a Nebraska corporation, (the "Company") in connection with the Company's preparation of the above-referenced Registration Statement on Form S-8 (the "Form S-8") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Act") and the prospectus included as a part of the Form S-8 (the "Prospectus") relating to the total of 50,000 shares of common stock, par value $.10 per share (the "Shares") to be offered and sold by the Company in connection with the Isco, Inc. Directors' Deferred Stock Compensation Plan, and in the manner set forth in the Form S-8 and the Prospectus.

In connection herewith, we have examined: (1) the Form S-8 and the Prospectus included therein; (ii) the Articles of Incorporation, as amended and restated, and the Bylaws, including any amendments of the Company; (iii) the corporate minutes and proceedings of the Company applicable to filing of the Form S-8 and the Prospectus; and (iv) such other proceedings, documents and records as we deem necessary or appropriate for the purposes of making this opinion. In making such examinations, we have assumed the genuineness of all signatures on all documents and conformed originals to all copies submitted to us as conformed or photocopies. In addition to such examination, we have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion. However, as to various questions of fact material to our opinion, we have relied upon representations, statements or certificates of officers, directors, or representatives of the Company or others.

Based upon the foregoing, we are of the opinion that: (1) the Company has been legally incorporated and is validly existing under the laws of the state of Nebraska; (ii) the Shares, upon issuance and payment therefor, as contemplated by the Form S-8 and Prospectus, will be validly issued, fully paid and non-assessable common stock of the Company.


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We hereby consent to the filing of the opinion as an exhibit to the Form S-8 and to any references to our firm in the Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,



Cline, Williams, Wright, Johnson & Oldfather





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